Exhibit 99.1

PRESS RELEASE                                            FOR IMMEDIATE RELEASE

July 14, 2009

DEERFIELD BEACH, FL: CHDT Corp. (OTCBB:CHDO) On July 9, 2009, CHDT Corporation entered into a Stock Purchase Agreement with Involve, LLC, a private Florida limited liability company. The Company privately sold 1,000 restricted shares of a newly authorized Series C Convertible Preferred Stock, for an aggregate purchase price of $700,000.

“I am very pleased that Involve LLC decided to invest in our company. We are regularly approached by investors offering both equity and debt deals to the company but I believe Involve LLC will provide potential strategic opportunities to our company as well,” said Stewart Wallach, CEO. “They are strong believers in our management team and acknowledge the results we have been posting in spite of the difficult economic conditions, “he added.

Howard Ullman, Chairman,  commented, “I am excited to see the strides our management team has made over the past couple years as we remain committed to enhancing shareholder value. I have confidence in the company’s current course.”

About CHDT Corp.: CHDT Corp. (http://www.chdtcorp.com) is a public holding company that engages, through its wholly owned subsidiaries, in the development, manufacturing, logistics, and distribution of consumer products to retailers and wholesalers throughout North America. See http://www.chdtcorp.com for more information about the company and www.capstoneindustries.com ,www.takeanyware.com , www.stptools.com for information on our current product offerings. Reference of URL’s in this press release does not incorporate said URL’s or any of their contents in this press release.

NOTICE:  This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of CHDT Corp. and its subsidiaries to realize any anticipated or expected business or financial results, the impact of any investment or relationship on such results, and such other risks as identified in CHDT Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, most recent Quarterly Reports on Form 10-Q, which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements.  CHDT assumes no obligation to update any forward-looking statement contained in this press release.

Contact: Jill Mohler
JMohler@chdtcorp.com
954-252-3440